BigSky Productions, Inc
204 Mescal Circle,NW
Albuquerque, NM 87105

January 20, 2011

LETTER OF INTENT

Mr. Desmond Chan
668201 BC Ltd
170 – 21320 Gordon Way
Richmond, BC V6W 1J8

Dear Mr. Chan:

Re: Purchase of Wedge Clamp Systems Inc and Wedge Clamp International Corp.

The purpose of this Letter of Intent is to outline terms by which you and BigSky Productions, Inc., or its nominee (the "Purchasers") will negotiate in good faith to reach a binding written agreement (the " Definitive Agreement") for the purchase and sale of 100% of the shares of Wedge Clamp Systems Inc. and Wedge Clamp International Corp. (the "Companies") from 668201 BC Ltd (the "Vendor").

1. The Purchasers will purchase the shares of the Company from the Vendors for:
   a.) US $200,000.00 cash and
   b.) Repayment of the Cdn $350,000.00 Credit Facilities in Wedge Clamp Systems Inc., and
   c.) Issuance of four thousand five hundred (4,500) Convertible Bonds with a face value of $100, coupon rate of 6% with interest payable semi-annually, and a conversion ratio of four hundred (400) shares per bond (a total of One Million Eight Hundred thousand shares at a deemed price of $0.25 each) and
   d.) Issuance of Two million (2,000,000) restricted common shares in the capital of the Purchasers.

2. All references to dollars shall mean US dollars unless specifically stated otherwise.

3. The Purchasers will enter into Management agreements with key personnel of the Companies for one (1) to two (2) year renewable terms.

4. Following the execution of this Letter of Intent and prior to the Close, Purchasers will be permitted reasonable access to conduct an examination of the records and books, contracts, and all other aspects of the Companies.

5. The Vendor and Purchasers will endeavor to promptly negotiate in good faith to reach a Definitive Agreement reflecting the provisions of this Letter of Intent and containing such representations, warranties, indemnities and other provisions as are customary for transactions of this size and type. It is intended that the parties will sign the Agreement by February 28, 2011.

6. Upon signing the Agreement, the Purchasers will give and issue for Vendor's attorney client trust account, a non-refundable deposit of US $40,000 cash. At the Close, the deposit will be released to Vendor together with any accrued interest, and Purchaser will pay the remaining purchase price.

7. The Agreement will be drafted by the Vendors' attorneys.

8. The parties agree to use their best efforts to effectuate the Close within the last two weeks of March 2011.

9. Neither Vendor nor Purchasers will issue any press release, make any public announcement or otherwise disclose the transactions contemplated by this Letter of Intent without the prior written consent of the other.

10. Vendors and Purchasers will each bear their own respective expenses in connection with the transactions contemplated by this letter including, without limitation, legal, accounting and broker fees.

11. Until the Close, the business and affairs of the Company will be operated in the normal and ordinary course.

12. If the Purchasers refuse without bona fide excuse to continue negotiations or fails to negotiate in good faith pursuant to the terms of this Letter of Intent, Vendor shall be entitled to retain the US $40,000 deposit as liquidated damages. If the Close does not occur because Purchaser breaches the Definitive Agreement, the entire deposit shall be retained by the Vendors as liquidated damages. Conversely, if the Close does not occur because the Vendors breach the Definitive Agreement, or refuses without bona fide excuse to continue negotiations or you fail to negotiate in good faith under the terms of this Letter of Intent, then Vendor shall immediately pay to Purchasers the sum of US $40,000 as liquidated damages.

If you agree with the foregoing, please sign this letter in the space provided and return a signed copy to us.

Acknowledged and agreed:

BigSky Productions, Inc.

Ellis Martin, Director

Brett Whitelaw, Director

Wedge Clamp Systems Inc.
Wedge Clamp International Corp.

Desmond Chan, Director